UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 6, 2025

VerifyMe, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39332	23-3023677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 International Parkway, Fifth Floor, Lake Mary, Florida		32746
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(585) 736-9400

_____________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VRME	The Nasdaq Capital Market
Warrants to Purchase Common Stock	VRMEW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2025, Nancy Meyers notified VerifyMe, Inc. (the “Company”) of her decision to retire from her position as the Company’s Executive Vice President and Chief Financial Officer effective July 7, 2025. Ms. Meyer’s retirement and resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices or to any issues regarding its accounting or financial policies or practices. Upon her retirement, Ms. Meyers will cease serving as our and Principal Financial Officer and Principal Accounting Officer.

On May 9, 2025, the Compensation Committee of the Board of Directors (the “Board”) approved that the Chief Financial Officer of the Company at fiscal year end will be eligible for an annual bonus in 2025 equal to 10%, 30%, or 50% of his or her base salary based on an Adjusted EBITDA performance goal of $0.8 million, $1 million, or $1.2 million respectively. The bonus may be paid, at the discretion of the Board, in cash or the equivalent value of the Company’s common stock, determined by dividing the cash value of the earned bonus by the closing price of the Company’s shares on the day the Board approves the bonus. Any bonus earned by the Company’s Chief Financial Officer in 2025 will be prorated based on their proportional service as Chief Financial Officer during the year. The Compensation Committee also approved a change to the bonus for Adam Stedham, the Company’s Chief Executive Officer and President, which will now be payable at the discretion of the Board in cash or the equivalent value of the Company’s common stock, determined by dividing the cash value of the earned bonus by the closing price of the Company’s shares on the day the Board approves the bonus.

Also on May 9, 2025, the Compensation Committee of the Board approved the appointment and compensation of Jennifer Cola, who will serve as Vice President of Finance and report directly to Ms. Meyers, effective, May 19, 2025. Ms. Cola will receive an annual base salary of $180,000 and will be granted a one-time award of 24,000 restricted stock units. Each restricted stock unit represents the contingent right to receive one share of the Company’s Common Stock. The restricted stock units, except as otherwise provided in the award agreement, will vest on May 19, 2027, subject to continuous employment and other conditions. The description of Ms. Cola’s restricted stock units award is not complete and is qualified in its entirety by reference to the Form of Restricted Stock Unit Award Agreement (Employees), pursuant to the 2020 Equity Incentive Plan, incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Ms. Cola, age 55, has over 25 years of experience in public company accounting and finance and is expected to be appointed as the Company’s Chief Financial Officer upon Ms. Meyers’ retirement. Ms. Cola served as CFO of GP Strategies Government Solutions, Inc., a subsidiary of GP Strategies Corporation, from January 2024 to April 1, 2025. Ms. Cola previously served as Vice President, Internal Audit & Risk for Learning Technologies Group, plc from January 2022 to December 2023 and as Vice President of Internal Audit for GP Strategies Corporation from July 2018 to December 2021, where she led audit and risk management initiatives that strengthened financial controls across global operations. Her leadership and analytical approach have been instrumental in optimizing financial performance and driving sustainable growth. She holds a BS in Business Administration from Providence College, an MBA from Loyola University, and is a Certified Public Accountant. There are no family relationships among Ms. Cola and any of our directors and executive officers and except as set forth herein, there are no arrangements or understandings between her and any other persons pursuant to which she was appointed as Vice President of Finance. Neither Ms. Cola nor any of her immediate family members have been a party to any transaction with the Company, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VerifyMe, Inc.

Date: May 12, 2025	By:	/s/ Adam Stedham
Adam Stedham
Chief Executive Officer and President